Exhibit 99.1

Fred’s, Inc. Amends Short-Term Shareholder Rights Plan to Protect the Ability to Utilize Net Operating Losses

MEMPHIS, Tenn.--(BUSINESS WIRE)--September 18, 2017--Fred’s, Inc. (the “Company”) (NASDAQ:FRED) today announced that its Board of Directors (the “Board”) has acted to protect the Company’s valuable net operating loss carryforwards (“NOLs”) by amending and extending the Company’s existing shareholder rights plan which was set to expire on September 25, 2017 (the “Amended Rights Plan”).

The purpose of the Amended Rights Plan is to protect shareholder value by preserving the Company’s ability to use its NOLs and certain other tax assets (“Tax Benefits”) to offset potential future taxable income and reduce federal income tax liability. The Company’s ability to use its Tax Benefits would be substantially limited if it experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A company generally experiences such an ownership change if the percentage of its stock owned by its “5-percent shareholders,” as defined in Section 382 of the Code, increases by more than 50 percentage points over a rolling three-year period. The Amended Rights Plan is intended to reduce the likelihood of an ownership change under Section 382 of the Code by deterring any person or group from acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock. The Company had approximately $35.0 million in NOLs as of January 28, 2017, and incurred additional losses during the first half of the current fiscal year.

The changes to the Amended Rights Plan include (i) decreasing the exercise price for the right to $35.00, (ii) extending the plan’s expiration date from September 25, 2017 to September 18, 2020 and lowering the beneficial ownership threshold for a person or group to become an “acquiring person” under the plan from 10% to 4.9%. Under the Amended Rights Plan, if any person or group acquires 4.9% or more of the outstanding shares of common stock of the Company without the approval of the Board, there would be a triggering event causing significant dilution in the ownership interest of such person or group. Any existing shareholder or group that beneficially owns 4.9% or more of the Company’s common stock will be grandfathered at its current ownership level, but there would be a triggering event if at any time after the announcement of the Amended Rights Plan such shareholder or group increases its ownership of the common stock of the Company by one share or more.

The Amended Rights Plan, which takes effect immediately, will continue in effect until September 18, 2020, subject to earlier expiration in specific circumstances. The Company intends to submit the Amended Rights Plan to a vote at the next annual meeting of shareholders in 2018. If shareholders do not approve the Amended Rights Plan, it will be terminated.

The Amended Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to NOL shareholder rights plans adopted by numerous publicly traded companies with significant NOLs seeking to protect shareholder value by utilizing such tax benefits.

Further details regarding the Amended Rights Plan are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on September 18, 2017.

Evercore is serving as financial advisor to the Company. Akin Gump Strauss Hauer & Feld LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. are serving as legal counsel.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Fred’s, Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Inc. is headquartered in Memphis, Tennessee, and operates 601 general merchandise and pharmacy stores, including 14 franchised locations, and three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer more than 12,000 frequently purchased items that address the everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections. The Company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

CONTACT:
Fred’s, Inc.
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449